Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 and Form S-4 of ChampionX Holding Inc. of our report dated February 27, 2019 relating to the financial statements and financial statement schedule of Apergy Corporation, which appears in Apergy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 11, 2020